          Welcome to the first issue of Wescorp's Investor's Newsletter. The goal of this publication is to provide our investment audience with a review of relative news, the "Building Blocks", and then a more broad understanding of the "Technology & Industry" we are involved in, and finish with any implications and issues related to the environment under "Sustainability & Global Trends".

          Management feels strongly this maybe the most significant development period we have yet seen and want to make sure shareholders and interested parties hear more from us. Oil and gas are essential commodities; we need them and will continue to use them for almost everything in our daily life. The environment is probably one of the most significant issues facing the oil and gas industry today - Wescorp believes it is positioned to take advance of this with economic technologies.

Building Blocks

  June 04,2008 - Wescorp announces Western Canadian Oil Sands Inc. (WCOS): WCOS has leased a 2,000 barrel per day H20Maxx water remediation unit to meet its Environmental Water Regulatory Requirements, for its oil sands operations in the Athabasca Oilsands in Northern Alberta, Canada. On average it is expect that a fully operationally 2000 barrel per day H20Maxx should generate $1500 per day in revenue on a lease bases. Click here to review this announcement:
  http://www.wescorpenergy.com/news/pdf /56.pdf

  May 26, 2009 - Wescorp Energy Ships First H20Maxx Water remediation Unit To Kansas: A 2,000 barrel per day water remediation unit has been shipped to Kansas to begin full operations for an oil and gas producer. Previous test results on the unit have been shown to reduce the oil content in produced water to less than 0.00 I % or 10 parts per million oil allowing oil and gas operators to reduce, reuse, and recycle water. The company expects this unit to be fully operational within a month. Click here to review this announcement: http://www.wescorpenergy.com/news/pdf /55.pdf

  December 04,2008 - Wescorp Energy and Weatherford International (NYSE: WFT) Sign Letter Of Intent on Wescorp's Water Remediation Technology: "Weatherford is an ideal partner - they are one of the largest global providers of advanced products and services that span the drilling, evaluation, completion, production and intervention cycles of oil and gas wells. "Weatherford employs more than 46,700 employees worldwide, operates in more than 100 countries to include 125 globally distributed manufacturing facilities supporting 800 service bases and 16 technology development and training facilities. They have built a solid reputation of using best class technologies, and have maintained a culture of service and innovation. We are very confident that Wescorp and Weatherford will be successful in establishing a long-term relationship;' commented Doug Biles, President and CEO of Wescorp. Wescorp is pleased with the progress made in working towards a more formal business relationship: Click here to review this announcement:
  http://www.wescorpenergy.com/news/pdf /54.pdf

  June 10, 2009 - The Edmonton Journal- Two Sales a 'Huge Step' for City Firm's Oilfield Waste-Water System: Doug Biles, Wescorp's president and CEO, said the Kansas customer "has agreed to allow other oil and gas operators, government officials and potential investors to visit the site and view its operations. They have also agreed to share their internal results achieved after implementing the H20maxx unit. Click here to review this news article:
  http://www.edmontonjournal.com/Business/sales+huge+step+city+firm+oilfield+waste   +water+system/1681139/story.html

  June 9, 2009 - The New York Times - Water Scarcity and the Western Oil Shale: Jeremy Miller from the New York Times writes "The West has lots of oil, but getting it out of the shale where it lays take lots of water - which the west doesn't have. Vast technical and environmental challenges have long stood in the way of commercial oil shale production."
  http://greeninc.blogs.nytimes.com/2009/06/09/water-scarcity-and-the-western-oil-   shales/

  February 05, 2009 - The New York Times - Brazil Expands Investment in Offshore Drilling Projects: Brazil's state-controlled oil company, prodigious, announced a crisis- busting investment plan Friday to spend more than $174 billion over the next five years, much of it for prodigious deep-water oil and gas exploration. The investment covers the 2009-2013 period and represents a rise of 55 percent over the $112.4 billion the company had vowed to spend on development between 2008 and 2012. This article is important as one of the key markets we have identified for our technology is off shore drilling platforms we believe will reduce their produced water handling cost with the use of our technology.
  http//www.nytimes.com/2009/01/25/business/worldbusiness/25iht-   25brazil.19647558.html

  Oil and Gas Industry, Produced Water - Abstract from International Petroleum Environmental Conference, November 6, 2006, Houston, Texas: Produced water is water trapped in underground formations that comes to the surface during oil and gas exploration and production. It occurs naturally in formations where oil and gas are found and is millions of years old. When oil or gas is extracted, they're brought to the surface along with this produced water as a combined fluid. The composition of this produced fluid includes a mixture of either liquid or gaseous hydrocarbons, produced water, dissolved or suspended solids, produced solids such as sand or silt, and recently injected

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fluids and additives that may have been placed in the formation as a result of exploration and production activities.

Produced water handling and treatment represents an $18 billion cost to the oil and gas industry in the U.S. alone. The cost of disposing of oil and gas produced water ranges from a low of $0.002 per gallon ($0.08/ barrel) to a high of $0.30 a gallon ($12.00/barrel) . By contrast, water for agricultural irrigation can be as low as $0.000 I per gallon ($0.004/barrel) and municipal drinking water costs in the range of $0.00 I per gallon ($0.04/barrel) . The price of cleaning produced water is therefore as much as 300 times greater than municipal water, and as much as 3,000 times greater than agricultural irrigation water. The separation, handling, and disposal of produced water represent the single largest waste stream challenge facing the oil and gas production industry.

The cost of produced water handling and disposal includes lifting large volumes of water to the surface, separating it from the petroleum product, treating it, and then injecting it into the ground or disposing of it in surface evaporation ponds. Historically, produced water generated at an oil or gas site is stored on-site in large tanks. Oil and gas companies must pay for disposal trucking companies to visit the site multiple times per week, pump the produced water out of the storage tanks and transport the waste to commercial underground reinjection sites. These disposal trucks must often travel great distances to the reinjection sites. When these trucks are unavailable or during periods of poor weather, many well sites must be shut down due to the inability to store and/or dispose of the produced water onsite.

In addition, many oil and gas wells are simply "pinching back" production due to inability of onsite infrastructure to handle produced water volumes. Trucking costs alone can be in excess of $3 per barrel (bbl) and a disposal reinjection well can cost upwards of $4 million to drill. In many locations, total produced water disposal costs are greater than $5/bbl. Stated differently, the oil & gas industry spends as much as 80 times as much, per gallon, to get rid of dirty produced water as individuals pay for clean municipal water.

Sustainability & Global Trends

  April 3,2009 - The Edmonton Journal - Record Fine for Suncor - Oilsands giant must pay $850,000 after pleading guilty to environmental violations: The article shows that companies who choose not to deal with environmental issues like air pollution, and waste water etc will be fined.
  http://www.edmontonjournal.com/Technology/Record+fine+Suncor/1459758/story.html

          We will look to provide more general and specific information in this section in future additions of the newsletter. There are numerous articles and much more stringent regulation coming to the oil and gas industry. We feel strongly our technology can help oil and gas companies meet the regulatory environment and help improve their economics at the same time. We hope to provide more of these newsletters this year and look forward to any feedback. Please

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contact our Director of Investor Relations, Mark Komonoski at 1-877-255-8483 (toll-free in US & Canada) or + 1-403-255-8483 (worldwide) or email himatmk.tem@shaw.ca. Wescorp files all its public documents with the SEC should you wish to review at anytime. Visit our website at www.wescorpenergy.com

          Disclaimer: The information included in this Wescorp Newsletter is for information purposes only. No statement or expression of opinion, or any other matters herein, directly or indirectly, is an offer, solicitation or recommendation to buy or sell any securities mentioned. The information contained in this report is drawn from sources believed to be reliable, but the accuracy and completeness of the information is not guaranteed. Those seeking direct investment advice should consult a qualified, registered, investment professional. Readers are advised to conduct their own due diligence prior to considering buying or selling any stock.

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